Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of B. Riley Financial, Inc. of our report dated March 3, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations in Note 15, as to which the date is May 26, 2016, relating to the consolidated financial statements of United Online, Inc., which appears in B. Riley Financial Inc.’s Current Report on Form 8-K/A dated August 25, 2016.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 25, 2016